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Bob Durstenfeld
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bdurstenfeld@raesystems.com

RAE Systems Announces Definitive Agreement to Acquire Majority Interest in KLH, a Beijing-Based Manufacturer of Security, Environmental and Personal Safety Monitors

Combination to create technology and distribution leader to serve rapidly growing China market

SUNNYVALE, Calif. — May 3, 2004 — RAE Systems Inc. (AMEX: RAE), a leading global developer and manufacturer of rapidly-deployable, multi-sensor chemical and radiation detection monitors and networks for homeland security and industrial applications, today announced that it has signed a definitive agreement to acquire a 64% interest in KLH (Ke Li Heng), a privately-held company for a purchase price of $9 million. KLH is a Beijing-based manufacturer and distributor of security, environmental and personal safety monitors and equipment. With the acquisition of KLH, RAE Systems will be able to expand its presence in the burgeoning personal security and safety market in China and gain access to an established distribution channel. In addition, the acquisition adds a number of patented technologies and fixed systems to the company’s portfolio, including sensing solutions for oxygen, LEL, carbon monoxide, hydrogen sulfide, ammonia and chlorine.

The transaction, which is subject to certain closing conditions as well as Chinese government approval, is expected to be completed by mid 2004 and is expected to be accretive to RAE Systems’ 2004 earnings. Additionally, we expect approximately $3 million to $4 million in additional revenue from this transaction in 2004.

The combined companies expect to capitalize on significant growth opportunities resulting from complementary products, technologies, distribution channels and geographic presence in China. As one of the world’s largest and fastest growing economies, the trend toward security, environmental safety and personal protection is growing quickly. According to the US Commerce Department, China is expected to invest over $300 billion to build their infrastructure over the coming decade, including $23 billion in infrastructure, security and safety spending related to the 2008 Beijing Olympics and other similar events.

“The established market presence and sales, distribution, and support organization of KLH will enable us to quickly and effectively address the growing need in China for security and environmental sensing and personal safety solutions,” said Robert I. Chen, CEO of RAE Systems. “The market in China presents a significant opportunity, from large-scale infrastructure projects to increasing security and environmental awareness and regulations to growth in public transportation systems. With the powerful combination of KLH’s fixed monitoring systems and our strengths in wireless sensing networks, we are looking forward to creating a market leader in security and safety.

KLH was founded in April 1996 and currently has over 140 employees with developed distribution channels in 28 provinces. The company manufactures its own line of security and environmental safety and personal protection monitors, automated monitoring and control instruments and fixed industrial safety sensing and monitoring systems. In addition, the company currently serves as a distributor for RAE Systems’ products as well as a number of other complementary security and safety, sensing and monitoring companies.

“KLH is a spin-off from Beijing Science & Technology Academy, which has led many successful ventures in China, including one for General Electric,” said Cao Feng Guo, chairman of the board of KLH, who will remain as a board member in the joint venture between RAE and KLH. “RAE Systems adds a globally recognized brand, international management, and leading technology to KLH’s leadership in the China market. We are confident that we will now be a comprehensive supplier of technologically advanced products to the Chinese market with unparalleled distribution.”

For more information on KLH, please visit http://www.klh-sps.com/index_e.htm. For more information on details of the agreement, please read the attached question and answer list or visit www.raesystems.com.

About RAE Systems

RAE Systems is a leading global developer and manufacturer of rapidly deployable, multi-sensor chemical detection monitors and networks for homeland security and industrial applications. In addition, RAE Systems offers a full line of portable single-sensor chemical and radiation detection products. RAE Systems’ products enable the military and first responders such as firefighters, law enforcement and other emergency management personnel to detect and provide early warning of weapons of mass destruction and other hazardous materials. Industrial applications include the detection of toxic industrial chemicals, volatile organic compounds and petrochemicals.

RAE Systems’ products are used by many U.S. government agencies, including the Department of Homeland Security, the Department of Justice, and the Department of State, as well as all branches of the U.S. military, and by numerous city and state agencies. Our end users also include many of the world’s leading corporations in the airline, automotive, computer and oil industries. Our products are used in civilian and government atmospheric monitoring programs in over 50 countries. For more information about RAE Systems, please visit www.RAESystems.com

Safe Harbor Statement

This press release contains “forward- looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are denoted by such words as “will be deployed”. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the general economic and industry factors and receptiveness of the market to RAE and its products. In addition, our forward- looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.